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                                                              EXHIBIT 99.1

                                  PRESS RELEASE

For Immediate Release:                         Contact: McGee Meredith
May 7, 2003                                    479-684-2741 or 479-531-1588


RAKO CAPITAL CORPORATION/CENTRA INDUSTRIES, INC. SELECTS NEW PRESIDENT

Fayetteville, Ar., May 7, 2003 - Centra Industries, Inc., the principal operating subsidiary of RAKO Capital Corporation (NASDAQ OTC:BB: RKOC) has chosen Luis Delahoz to serve as President of Centra Industries, effective May 1, 2003. Mr. Delahoz currently serves as President of Centra Wireless Solutions, Inc., a subsidiary of Centra Industries. He will serve concurrently as President of Centra Industries and as President of Centra Wireless Solutions.

Mr. Delahoz previously served as President of TWS International, commencing September 2001. Prior to that, he served as Executive Vice President of ClientSoft, Inc. in New York, with responsibilities for sales and marketing operations, strategic planning and business development. Prior to ClientSoft, Mr. Delahoz co-founded TOC Global Communications, a profitable start-up wireless wide area network (WAN) software and systems integration company focusing on making business applications such as Public Safety, Service Dispatch and Utilities accessible via Wireless networks.

With extensive experience in legacy systems and systems integration, Mr. Delahoz has worked with many Fortune 500 customers, assisting them in the integration of systems for their CRM - Customer Relationship Management - and customer service strategies, and Wireless. He has become an established leader in business-to-business technology solutions, enabling companies to tie and extend legacy systems to new applications, in order to manage client relationships more efficiently. He has been instrumental in providing wireless solutions for business by providing access to company systems, databases, e-mail and the Internet at all times, from virtually any location.

Centra Industries is the parent company of Centra Wireless Solutions, Inc., Midwest Cable Communications of Arkansas, Inc., Centra Wireless Construction, Inc. and Smith & Company Surveying Services, Inc. All of Centra Industries' subsidiary companies specialize in infrastructure development , principally for the telecommunications industry.

Prior to Mr. Delahoz' selection, Centra Industries was headed by Gary M. Fuchs who will remain as Chief Executive Officer.



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